CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is made January 16, 2009 by and between Golden Phoenix Minerals Inc., a Nevada corporation, (“Golden Phoenix” or the “Company”), with its principal place of business at 1675 E. PRATER WAY, SUITE 102, SPARKS, NV, 89434, and Thomas Klein residing, at 19 Martin Terrace, Ile-Bizard, QC, H9E 1K5 (the “Advisor”) (collectively the “Parties”).

WHEREAS, the Parties desire to enter into the Agreement to reflect the Advisor’s capacities in Golden Phoenix business and to provide for Golden Phoenix’s engagement of the Advisor; and

WHEREAS, the Parties wish to set forth the terms and conditions of that engagement;

NOW THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties agree as follows:

1.	Term

Golden Phoenix hereby employs the Advisor, and the Advisor hereby accepts engagement with Golden Phoenix as a consultant, upon the terms and conditions set forth in the Agreement. Unless terminated earlier pursuant to Section 5, the Advisor’s engagement pursuant to the Agreement shall be for the period commencing December 8, 2008 (the “Commencement Date”) and terminating April 30, 2009 (the “Termination Date”, the Commencement Date and Termination Date period collectively referred to as the “Initial Term”). The Initial Term, together with any such extension, shall be referred to herein as the “contract period.”

2.	Title; Duties

During the contract period, the Advisor shall be engaged in the business of Golden Phoenix and its affiliates. The Advisor shall: prepare a formal evaluation of Golden Phoenix’s business including strategic financial evaluation with the goal of introducing strategic financing alternatives; create institutional and retail "pitch books" to enable Golden Phoenix to present to institutional and retail investors; evaluate and advise on financial terms for mergers and acquisitions with a strategy for financing options; and pursue and advise on strategic discussions with TSX listed and other mining companies for possible mergers, acquisitions or dispositions. The Advisor shall create a business development strategy that includes a roadmap designed to grow this economic enterprise. The Advisor’s responsibilities include, but are not limited to, concept and brand development, assessments of marketing opportunities and target markets, and development of a detailed strategy for growing the business through building and coordinating the necessary financial, legal and industry relationships.

The Advisor shall report to the Chief Executive Officer, who shall have the authority to direct, control and supervise the activities of the Advisor.

3.	Extent of Services

The Advisor may, without impairing or otherwise adversely affecting the Advisor’s performance of his duties to Golden Phoenix, (i)engage in personal investments and charitable, professional and civic activities, and (ii) with the prior approval of the Board of Directors, serve on the boards of directors of corporations other than Golden Phoenix, provided, however, that no such approval shall be necessary for the Advisor’s continued service on any board of directors on which he was serving on the date of the Agreement, all of which have been previously disclosed to the Board of Directors in writing and provided further, that in no event shall the Advisor be permitted to serve on the board of directors of any other entity that owns, operates, acquires, sells, develops and/or manages any mining facilities.

4.	Compensation and Benefits

(a)	Fees. Golden Phoenix shall compensate the Advisor in two Parts:

Part 1: 1.5 MM Company common shares for travelling, working with management and providing a work product that will assist in Financing. This compensation is meant to offset the direct associated costs with the work performed and is provided due to the fact that the Company cannot offer reimbursement to the participant for direct expenses at this time. For the purposes of this section, and until there is a material change in the condition of the Company, the value of this compensation will be set at a 50% discount to the trailing 20 day average price as adopted by a Company Board resolution approving said compensation package on December 17, 2008:

$0.0158 / 2 = $0.0079

$0.0079 x 1,500,000 = $11,835

Beyond this amount the Advisor has the right to accrue expenses to be reimbursed upon success of future financing. The grant will be in restricted stock, and the Company will use best efforts to register the stock at the participant’s request under the appropriate filings with the Securities and Exchange Commission (“SEC”).

Part 2: 1.5 MM warrants granted for delivery of the first $200,000 in financing, or causing up to $500,000 in our existing debt to be retired through negotiated settlements etc. This warrant package will vest pro-rata as the work is performed up to the full amount. Strike price of the warrants will be set at $0.0079.

Beyond this initial amount, all monies raised will be subject to a 10% finder’s fee that will be paid in cash, or can be converted into restricted stock at the discretion of the finder at a 20% discount to the market at the time of closing.

Part 1 to be made immediately, and the Advisor will be contractually held to incur or buy sufficient debt to satisfy the full value of $11,835.

On or before the Termination Date, Golden Phoenix and the Advisor shall review the continuation of the Advisor’s services and compensation semi-annually, and can mutually agree to extension of this Agreement for additional periods of time.

(b)

Reimbursement of Business Expenses. Golden Phoenix shall reimburse the Advisor for all reasonable travel, entertainment and other expenses incurred or paid by the Advisor in connection with, or related to, the performance of his duties, responsibilities or services under the Agreement, upon presentation by the Advisor of documentation, expense statements, vouchers, and/or such other supporting information as Golden Phoenix may reasonably request.

5.	Termination

Either Party may terminate engagement of the Advisor under the Agreement without cause.

The Advisor’s engagement shall terminate immediately upon his death or disability which shall mean such physical or mental impairment as would render the Advisor unable to perform his duties under this Agreement.

6.	Confidentiality

(a)

Definition of Proprietary Information. The Advisor acknowledges that he may be furnished or may otherwise receive or have access to confidential information which relates to Golden Phoenix’s past, present or future business activities, strategies, services or products, research and development; financial analysis and data; improvements, inventions, processes, techniques, designs or other technical data; profit margins and other financial information; fee arrangements; terms and contents of leases, asset management agreements and other contracts; tenant and vendor lists or other compilations for marketing or development; confidential personnel and payroll information; or other information regarding administrative, management, financial, marketing, leasing or sales activities of Golden Phoenix, or of a third Party which provided proprietary information to Golden Phoenix on a confidential basis. All such information, including any materials or documents containing such information, shall be considered by Golden Phoenix and the Advisor as proprietary and confidential (the “Proprietary Information”).

(b)	Exclusions. Notwithstanding the foregoing, Proprietary Information shall not include information in the public domain not as a result of a breach of any duty by the Advisor or any other person.

(c)	Obligations. Both during and after the contract period, the Advisor agrees to preserve and protect the confidentiality of the Proprietary Information and all physical forms thereof,

whether disclosed to him before the Agreement is signed or afterward (except as required by applicable law or otherwise as necessary in connection with the performance of the Advisor’s duties to Golden Phoenix hereunder). In addition, the Advisor shall not (i) disclose or disseminate the Proprietary Information to any third Party, including employees of Golden Phoenix (or their affiliates) without a legitimate business need to know; (ii) remove the Proprietary Information from Golden Phoenix’s premises without a valid business purpose; or (iii) use the Proprietary Information for his own benefit or for the benefit of any third Party.

(d)

Return of Proprietary Information. The Advisor acknowledges and agrees that all the Proprietary Information used or generated during the course of working for Golden Phoenix is the property of Golden Phoenix. The Advisor agrees to deliver to Golden Phoenix all documents and other tangibles (including diskettes and other storage media) containing the Proprietary Information at any time upon request by Golden Phoenix during his engagement and immediately upon termination of his engagement.

7.	Noncompetition

(a)

Restriction on Competition. For the period of the Advisor’s engagement with Golden Phoenix and for 12 months following the expiration or termination of the Advisor’s engagement by Golden Phoenix (the “Restricted Period”), provided, however, that the Restricted Period shall only extend for six months following the expiration or termination of the Advisor’s engagement if the Advisor’s engagement is terminated following a change in control, as defined in Nevada Revised Statutes Section 78.378 et seq., the Advisor agrees not to engage, directly or indirectly, as an owner, director, trustee, manager, member, employee, consultant, partner, principal, agent, representative, or in any other individual, corporate or representative capacity, in any of the following: (i) any public or private mining company or facility, or (ii) any other business that Golden Phoenix conducts as of the date of the Advisor’s termination of engagement. Notwithstanding the foregoing, the Advisor shall not be deemed to have violated this Section 7(a) solely by reason of his passive ownership of 1% or less of the outstanding stock of any publicly traded corporation or other entity.

(b)

Non-Solicitation of Clients. During the Restricted Period, the Advisor agrees not to solicit, directly or indirectly, on his own behalf or on behalf of any other person(s), any client of Golden Phoenix whom Golden Phoenix had provided services at any time during the Advisor’s engagement with Golden Phoenix in any line of business that Golden Phoenix conducts as of the date of the Advisor’s termination of engagement or that Golden Phoenix is actively soliciting, for the purpose of marketing or providing any service competitive with any service then offered by Golden Phoenix.

(c)

Non-Solicitation of Employees. During the Restricted Period, the Advisor agrees that he will not, directly or indirectly, hire or attempt to hire or cause any business, other than an affiliate of Golden Phoenix, to hire any person who is then or was at any time during the preceding six months an employee of Golden Phoenix and who is at the time of such hire or attempted hire, or was at the date of such employee’s separation from Golden Phoenix a vice president, senior vice president or executive vice president or other senior executive employee of Golden Phoenix.

(d)

Acknowledgment. The Advisor acknowledges that he will acquire much Proprietary Information concerning the past, present and future business of Golden Phoenix as the result of his engagement, as well as access to the relationships between Golden Phoenix and their clients and employees. The Advisor further acknowledges that the business of Golden Phoenix is very competitive and that competition by him in that business during his engagement, or after his engagement terminates, would severely injure Golden Phoenix. The Advisor understands and agrees that the restrictions contained in this Section 7 are reasonable and are required for Golden Phoenix’s legitimate protection, and do not unduly limit his ability to earn a livelihood.

(e)

Rights and Remedies upon Breach. The Advisor acknowledges and agrees that any breach by him of any of the provisions of Sections 6 and 7 (the “Restrictive Covenants”) would result in irreparable injury and damage for which money damages would not provide an adequate remedy. Therefore, if the Advisor breaches, or threatens to commit a breach of, any of the provisions of the Restrictive Covenants, Golden Phoenix shall have the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to Golden Phoenix under law or in equity (including, without limitation, the recovery of damages):

(i)

The right and remedy to have the Restrictive Covenants specifically enforced (without posting bond and without the need to prove damages) by any court of competent jurisdiction, including, without limitation, the right to an entry against the Advisor of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants; and

(ii)

The right and remedy to require the Advisor to account for and pay over to Golden Phoenix and its affiliates all compensation, profits, monies, accruals, increments or other benefits (collectively, “Benefits”) derived or received by him as the result of any transactions constituting a breach of the Restrictive Covenants, and the Advisor shall account for and pay over such Benefits to Golden Phoenix and, if applicable, its affected affiliates.

(f)

Without limiting Section 7(e)(i), if any court or other decision-maker of competent jurisdiction determines that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographical scope of such provision, then, after such determination has become final and unappealable, the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced.

8.	Advisor Representation

The Advisor represents and warrants to Golden Phoenix that he is not now under any obligation of a contractual or other nature to any person, business or other entity which is inconsistent or in conflict with the Agreement or which would prevent him from performing his obligations under the Agreement.

9.	Enforcement and Indemnification

(a)

Golden Phoenix, in its sole discretion, may bring an action in any court of competent jurisdiction to seek injunctive relief and such other relief as Golden Phoenix shall elect to enforce the Restrictive Covenants. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants wholly unenforceable by reason of breadth of scope or otherwise it is the intention of Golden Phoenix and the Advisor that such determination not bar or in any way affect Golden Phoenix’s right, or the right of any of its affiliates, to the relief provided in Section 7(e) above in the courts of any other jurisdiction within the geographical scope of such Restrictive Covenants, as to breaches of such Restrictive Covenants in such other respective jurisdictions, such Restrictive Covenants as they relate to each jurisdiction being, for this purpose, severable, diverse and independent covenants, subject, where appropriate, to the doctrine of res judicata. The Parties hereby agree to waive right to a trial by jury for any and all disputes hereunder (whether or not relating to the Restrictive Covenants).

(b)

Golden Phoenix will indemnify the Advisor, to the maximum extent permitted by applicable law, against all costs, charges and expenses incurred or sustained by the Advisor, including the cost of legal counsel selected and retained by the Advisor in connection with any action, suit or proceeding to which the Advisor may be made a Party by reason of the Advisor being or having been an officer, director, or employee of Golden Phoenix or any subsidiary or affiliate of Golden Phoenix. Golden Phoenix agrees to pay to the Advisor in advance of the final disposition of any proceeding all such amounts incurred or suffered.

10.	Miscellaneous

(a)

Litigation and Regulatory Cooperation. During and after Advisor’s engagement, Advisor shall reasonably cooperate with Golden Phoenix in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of Golden Phoenix which relate to events or occurrences that transpired while Advisor was employed by Golden Phoenix; provided, however, that such cooperation shall not materially and adversely affect Advisor or expose Advisor to an increased probability of civil or criminal litigation. Advisor’s cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of Golden Phoenix at mutually convenient times. During and after Advisor’s engagement, Advisor also shall cooperate fully with Golden Phoenix in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Advisor was employed by Golden Phoenix. Golden Phoenix shall also provide Advisor with compensation on an hourly basis (to be derived from the sum of his compensation as detailed in Part 1 and Part 2 of Section 4(a)) for requested litigation and regulatory cooperation that occurs after his termination of engagement, and reimburse Advisor for all costs and expenses incurred in connection with his performance under this Section 10(a), including, but not limited to, reasonable attorneys’ fees and costs.

(b)

Taxes. The Consultant agrees to be solely responsible for all taxes, withholdings, and other statutory or contractual obligations of any sort, including, but not limited to, Workers’ Compensation Insurance, if any; and Advisor agrees to defend, indemnify and hold Company harmless from any and all claims, damages, liability, attorneys’ fees and expenses on account of (i) an alleged failure by Advisor to satisfy any such obligations or any other obligation (under this Agreement or otherwise) or (ii) any other action or inaction of Advisor.

(c)

Responsibility for Insurance. In the performance of this Agreement, Advisor is acting on his own behalf and not as an employee or agent of the Company. Advisor shall be solely responsible for any physical or other injuries to persons or damage to property.

(d)	Non-Solicitation. Advisor agrees that during the Term and for one year thereafter, Advisor will not encourage or solicit any employee or consultant of Company to leave the Company for any reason.

(e)

Legal Relationship. The Parties agree that Advisor is an independent contractor and shall not in any way be deemed to be an employee of the Company and Advisor shall not have the authority to bind the Company or act on the Company’s behalf with third parties except as expressly permitted by the Company in writing.

(f)

Notices. All notices required or permitted under the Agreement shall be in writing and shall be deemed effective (i) upon personal delivery, (ii) upon deposit with the United States Postal Service, by registered or certified mail, postage prepaid, or (iii) in the case of facsimile transmission or delivery by nationally recognized overnight delivery service, when received, addressed as follows:

(i)	If to Golden Phoenix, to:

David Caldwell 1675 E. Prater Way, Suite 102 Sparks, NV 89434

(ii)	If to the Advisor, to:

Thomas Klein 19 Terrace Martin Ile-Bizard, QC H9E 1K5

or to such other address or addresses as either Party shall designate to the other in writing from time to time by like notice.

(g)

Pronouns. Whenever the context may require, any pronouns used in the Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

(h)

Entire Agreement. The Agreement constitutes the entire agreement between the Parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of the Agreement.

(i)	Amendment. The Agreement may be amended or modified only by a written instrument executed by both Golden Phoenix and the Advisor.

(j)

Governing Law. The Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of California and Sacramento County, without regard to its conflicts of laws principles.

(k)

Successors and Assigns. The Agreement shall be binding upon and inure to the benefit of both Parties and their respective successors and assigns, including any entity with which or into which Golden Phoenix may be merged or which may succeed to its assets or business or any entity to which Golden Phoenix may assign its rights and obligations under the Agreement; provided, however, that the obligations of the Advisor are personal and shall not be assigned or delegated by him.

(l)

Waiver. No delays or omission by Golden Phoenix or the Advisor in exercising any right under the Agreement shall operate as a waiver of that or any other right. A waiver or consent given by Golden Phoenix or the Advisor on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

(m)	Captions. The captions appearing in the Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of the Agreement.

(n)

Severability. In case any provision of the Agreement shall be held by a court or arbitrator with jurisdiction over the Parties to the Agreement to be invalid, illegal or otherwise unenforceable, such provision shall be restated to reflect as nearly as possible the original intentions of the Parties in accordance with applicable law, and the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

(o)	Counterparts. The Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed the Agreement as of the day and year first above written.

GOLDEN PHOENIX MINERALS, INC.

By: /s/ David Caldwell

Name: David Caldwell

Title: Chief Executive Officer

THE ADVISOR

/s/ Thomas Klein

 Name: Thomas Klein